Exhibit 10.40
Exhibit B
DIRECTOR CASH AWARD AGREEMENT
THIS DIRECTOR CASH AWARD AGREEMENT (the “Agreement”) is made effective as of _____________ (the “Effective Date”) between Optimum Communications, Inc., a Delaware corporation (the “Company”), and ______________ (the “Participant”).
This Agreement sets forth the general terms and conditions of the cash award (the “Award”).
1.Payment of the Award. Subject to the provisions of this Agreement and compliance with the terms of this Agreement, the Company shall make to the Participant a cash lump sum payment in an amount equal to $200,000 as soon as administratively possible following Participant’s acceptance of the Award in accordance with Section 2 below.
2.Accepting the Award. The Participant shall have 30 days upon receipt of this Agreement (the “Acceptance Period”) to accept the Award and all terms and conditions of this Agreement. The Participant may only accept the Award and the terms of this Agreement by executing the attached signature page, or by such other method as directed by the Company (the “Acceptance Notice”) and returning it to the Company within the Acceptance Period. By accepting the Award, the Participant agrees to the terms and conditions set forth in this Agreement. If the Participant fails to return the executed Acceptance Notice within the Acceptance Period, the Company may not pay the Award described in Section 1 and the Participant will forfeit any rights to receive the Award.
3.Repayment Schedule. The Award is in consideration for the Participant’s service as a member of the Board of Directors of the Company (the “Board”). The Award will be earned upon the first anniversary of the Effective Date, subject to the Participant’s continuous service to the Company on the Board as described herein through such date. The Participant hereby agrees that the Participant must repay to the Company the After-Tax Value (as defined below) of the Award within twenty (20) days following the termination of the Participant’s service to the Company on the Board if the Participant voluntarily resigns from the Board or if the Participant is removed from the Board for Cause (as defined in the Altice USA 2017 Long Term Incentive Plan (the “Plan”), provided that such determination shall be made by the Board in its good faith reasonable judgment), in either case, prior to the Effective Date. For the avoidance of doubt, if the Participant incurs such a termination prior to the Effective Date for any reason other than a voluntary resignation from the Board or being removed from the Board for Cause (including, for the avoidance of doubt, the Participant’s death or resignation due to Disability (as defined below), the Participant shall not be required to repay any portion of the Award. For purposes of this Agreement, “After-Tax Value” means the aggregate amount of the Award net of any taxes withheld or paid in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Participant shall provide the Company with information necessary or reasonably requested to determine such After-Tax Value and the Company shall determine the After-Tax Value, which determination shall be final, conclusive and binding for all purposes hereunder. For purposes of this Agreement, “Disability” means (i) if the Participant is covered by the long term disability plan of the Company or an affiliate, disability as defined in such plan; and (ii) if the Participant is not covered under such a plan, a physical or mental condition of the Participant resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing the Participant’s usual or customary service on the Board of not less than six consecutive months.
4.Change in Control. In the event of a “Change in Control” (as defined in the Plan), the Award shall become fully earned and no longer subject to repayment. For the avoidance of doubt, only a transaction whereby Patrick Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit cease to maintain majority voting control (directly or indirectly and whether by equity ownership, contract or otherwise) of the Company shall constitute a Change in Control for purposes of this Agreement.
5.Restrictive Covenants.
(a)Acknowledgement. The Participant hereby acknowledges and agrees that the services rendered by the Participant for the Company are special and unique and that the Award is being paid in part in exchange for the Participant’s promises set forth in this Section 5. The restrictive covenants in this Section 5 shall be the sole restrictive covenants applicable to the Participant following a termination of the Participant’s service with the Company or any of its affiliates, unless otherwise agreed to between the Participant and the Company (or any of its affiliates) following the date hereof. Notwithstanding this Section 5, nothing in this Agreement will limit or restrict the Participant’s ability to enter into transactions that would otherwise be permitted under the Company’s corporate opportunities/related party transactions policy.
(b)Confidentiality. The Participant hereby agrees to hold all Confidential and Proprietary Information in strictest confidence and further agrees not to make use of Confidential and Proprietary Information on behalf of the Participant or any other person or entity, except where such a disclosure is compelled by applicable law. As used in this Agreement, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of any of the Company or its affiliates, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on any of the Company’s or its Affiliates’ standing in the community, its or their business reputations, operations or competitive positions; (ii) information and documents that have been designated or treated as confidential; (iii) financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about any of the Company’s or its affiliates’ businesses; plans or strategies to market or distribute the services or products of such businesses; plans, tactics, or strategies for third-party negotiations, including , without limitation, planned or actual collective bargaining negotiations; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about any of the Company’s or its affiliates’ (to the extent applicable) employees, guests, agents, compensation (including, without limitation, bonuses, incentives and commissions), or other human resources policies, plans and procedures, or any other non-public material or information relating to any of the Company or its affiliates; and (iv) any information (personal, proprietary or otherwise) the Participant learned about any officer, director or member of management of the Company or its affiliates, whether prior, during or subsequent to his or her service with the Company or its affiliates. Notwithstanding the foregoing, the obligations of this Section 5 other than with respect to subscriber information, shall not apply to information which is: (A) already in the public domain; (B) disclosed to the Participant by a third party with the right to disclose it in good faith; or (C) specifically exempted in writing from the applicability of this Agreement. Notwithstanding anything elsewhere in this Agreement, the Participant is authorized to make any disclosure required of him or her by any federal, state and local laws, after providing the Company with prior written notice and an opportunity to respond prior to such disclosure, and that the Participant shall only disclose the specific information required of him or her by law.
(c)U.S. Defend Trade Secrets Act Notice of Immunity. Notwithstanding any provision herein to the contrary, pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), the Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, pursuant to the DTSA, if the Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, if the Participant (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
(d)Non-Solicitation. The Participant hereby agrees that the Participant has not and will not during the Participant’s term of service to the Company and its affiliates and for a period of 12 months, which period shall commence immediately following the termination of the Participant’s service with the Company or its affiliates for any reason, solicit, contact or persuade, directly or indirectly (whether for the Participant’s own interest or any other person or entity’s interest) any employee, customer (from which the Company received payment or payment-in-kind), consultant or vendor of the Company or its affiliates to leave the employ of the Company or its affiliates or to cease or reduce working for and/or doing business with the Company.
(e)Enforcement. The Participant acknowledges and agrees that the scope and duration of the restrictions on the Participant’s activities under this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and its affiliates, and that the Participant will be reasonably able to earn a living without violating the terms of this Agreement. The Participant further agrees that the restrictions set forth in this Section 5 are reasonable and necessary to protect the Confidential and Proprietary Information and other legitimate business needs. In the event that any court or tribunal of competent jurisdiction shall determine this Section 5 to be unenforceable or invalid for any reason, the Participant and the Company agree that the covenants shall be interpreted to extend only over the maximum period of time for which they may be enforceable, and/or the maximum geographical area as to which they may be enforceable, and/or to the maximum extent in any and all respects as to which they may be enforceable, all as determined by such court or tribunal. The Participant acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Section 5, the Company and its affiliates will suffer irreparable injury for which there is no adequate remedy at law. The Company will therefore be entitled to injunctive relief from the courts without the posting of a bond, enjoining the Participant from engaging in activities in breach of this Section 5. In addition, and notwithstanding the terms of Section 9(i), the Company will be entitled to avail itself of all other remedies as may now or hereafter exist in law or equity for breach by the Participant of the covenants contained in this Section 5, and resort to any remedy available shall not preclude the concurrent or subsequent obtaining of other remedies, including monetary damages and/or forfeiture of compensation.
6.No Entitlements.
(a)No Right to Employment or Other Service Relationship. This Agreement does not constitute an employment or service agreement and nothing in this Agreement shall modify the terms of the Participant’s service with the Company. None of the Agreement, the payment of the Award, nor any action taken or omitted to be taken shall be construed (i) to create or confer on the Participant any right to be retained in the employ of or other service to the Company or its affiliates, (ii) to interfere with or limit in any way the right of the Company or its affiliates to terminate the Participant’s service with the Company at any time and for any reason or (iii) to give the Participant any right to be retained by the Company or its affiliates following a termination of service for any reason.
(b)No Right to Future Awards. The Award does not confer on the Participant any right or entitlement to receive another grant of a cash award or any equity-based award at any time in the future or in respect of any future period.
7.Taxes and Withholding. The Participant must satisfy any federal, state, provincial, local or foreign tax withholding requirements applicable with respect to the Award.
8.Clawback. Any payments made pursuant to the Agreement shall be subject to clawback or recoupment, as mandated by applicable law, rules, regulations, or as approved by the Board or a committee thereof, or by any policy adopted by the Company and approved by the Board as in effect from time to time, in each case which provides that: (a) such payment was erroneously granted due to a financial accounting misstatement or required restatement, or (b) the Board determines the Participant engaged in fraud or material misconduct related to his or her service or engagement with the Company.
9.Miscellaneous Provisions.
(a)Notices. Any notice necessary under this Agreement shall be addressed to the Company at the headquarters of the Company, Attention: Legal Department, and to the Participant at the address appearing in the records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Notwithstanding the foregoing, the Company may deliver notices to the Participant by means of email or other electronic means that are generally used for communications with such individual. Any such notice shall be deemed effective upon receipt thereof by the addressee.

(b)Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.
(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(d)Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.
(e)Amendments. Subject to all applicable laws, rules and regulations, the Board, on behalf of the Company, and the Participant shall have the power to amend this Agreement at any time, in writing and with the consent of the other party.
(f)Section 409A of the Code. It is the intention and understanding of the parties that the Award paid under this Agreement does not provide for a deferral of compensation subject to Section 409A of the U.S. Internal Revenue Code of 1986 or the regulations and guidance promulgated thereunder (“Section 409A”). This Agreement shall be interpreted and administered to give effect to such intention and understanding and to avoid the imposition on the Participant of any tax, interest or penalty under Section 409A in respect of the Award. Notwithstanding any other provision of this Agreement, if the Board determines in good faith that any provision of this Agreement does not satisfy Section 409A or could otherwise cause any person to recognize additional taxes, penalties or interest under Section 409A, the Board may, in its sole discretion and without the consent of the Participant, modify such provision to the extent necessary or desirable to ensure compliance with Section 409A. Any such amendment shall maintain, to the extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. This Section 9(f) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the Award will not be subject to interest and penalties under Section 409A.
(g)Successor. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.
(h)Choice of Law. Except as to matters of federal law, this Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (other than its conflict of law rules).
(i)Mutual Arbitration.
(i)Scope of Coverage. Except as expressly set forth in Section 9(i)(iii) below, all disputes, claims, complaints, or controversies that the Participant now has or in the future may have against the Company and/or any of its parents, subsidiaries, affiliates, current and former officers, directors, employees, and/or agents, or that the Company now has or in the future may have against the Participant (“Claims”), are subject to arbitration pursuant to the terms of this Section 9(i) and will be resolved by arbitration and not by a court or jury. These Claims include, but are not limited to, disputes, claims, complaints, or controversies arising out of and/or directly or indirectly relating to the relationship between the Participant and the Company (including without limitation the Participant’s service with the Company and/or the Participant’s application for, the terms and conditions of, or the termination of that service) including contract claims, tort claims, discrimination and/or harassment claims, retaliation claims, claims for overtime, wages, compensation, penalties or restitution, and any other claim under any federal, state, or local statute, constitution, regulation, rule, ordinance, or common law. The parties hereby forever waive and give up the right to have a judge or a jury decide any Claims as to which any party elects arbitration.
(ii)Election to Arbitrate. The parties agree that the Company or the Participant may elect to arbitrate Claims, but that if any party elects arbitration as to any Claim, all other Claims brought in conjunction with that Claim shall be subject to arbitration (except for claims not covered by this Agreement), and that: (A) no Claims may be initiated or maintained as a class action, collective action, or representative action either in court or arbitration; (B) class, collective and representative arbitrations are not permitted; (C) a court of competent jurisdiction, not an arbitrator, must resolve issues concerning the enforceability or validity of this Section 9(i); (D) if, for any reason, this Section 9(i) is held unenforceable or invalid in whole or in part, then a court of competent jurisdiction, not an arbitrator, will decide the claim as to which the waiver was held unenforceable or invalid and all other Claims will remain subject to arbitration in accordance with this Agreement; (E) nothing in this Agreement shall prohibit the Participant from filing a charge, complaint or claim or communicating or cooperating with, providing information to, or participating in an investigation by the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other federal, state, or local administrative agency, except that to the extent a claim is not resolved before the agency, it is subject to arbitration under this Agreement rather than proceeding in court; and (F) the Participant also has the right to challenge the validity of the terms and conditions of this Section 9(i) on any grounds permissible under the Federal Arbitration Act, and the Company shall not discipline, discharge, or engage in any retaliatory actions against the Participant in the event the Participant chooses to do so. The Company, however, reserves the right to enforce the terms and conditions of this Section 9(i) in any appropriate forum.
(iii)Claims Not Covered by this Section 9(i). The following Claims shall not be covered by this Section 9(i): Claims for workers’ compensation benefits filed with a state agency, claims for unemployment compensation benefits filed with a state agency, claims for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974 (“ERISA”), and claims that are subject to the exclusive jurisdiction of the NLRB. Notwithstanding any of the foregoing or any other provision of this Agreement, there shall be no obligation to arbitrate any Claims with respect to Section 5 of this Agreement to the extent that such Claims are not subject to binding arbitration under the laws of the State of New York. The Participant and the Company may petition a court for an injunction to maintain the status quo pending resolution of any Claim under this Section 9(i). This Section 9(i) shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration.
(iv)Arbitration Procedures. (A) A Claim will be subject to arbitration only if arbitration is elected by either the Participant or the Company; (B) except as provided below, the parties agree that JAMS Arbitration Services (“JAMS”) will administer all arbitrations under this Section 9(i), subject to its then current employment arbitration rules and procedures and (if applicable) emergency relief procedures, available at www.adr.org, unless those rules and/or procedures conflict with any express term of this Section 9(i), in which case this Section 9(i) is controlling; (C) no arbitration under in Section 9(i) shall be subject to the JAMS Class Action Procedures; (D) the arbitration will be heard by a single arbitrator in the county of the Participant’s current or most recent workplace at the time the claim arose, unless both parties agree otherwise or the arbitrator concludes that a different location would be appropriate to ensure that the Participant can readily access the arbitral forum; (E) notwithstanding the JAMS Employment Arbitration Rules & Procedures, any party shall have the right to file a motion to dismiss and/or a motion for summary judgment; and (F) the arbitrator shall issue a final and binding written award, subject to review on the grounds set forth in the FAA. The award shall have no preclusive effect as to issues or claims in any other dispute or arbitration proceeding. Arbitrators are barred from giving prior arbitration awards precedential effect. The Claims procedure in this Section 9(i) is governed by the FAA and, to the extent not inconsistent with or preempted by the FAA, by the laws of the state in which the Participant last worked for the Company without regard to principles of conflicts of law. The Company’s business and the Participant’s service with the Company affect interstate commerce.
(v)Arbitration Fees and Costs. In the event the Participant files a claim in arbitration under this Section 9(i), the Company will pay all JAMS filing, administrative, and arbitrator fees. The arbitrator shall have the authority to make an award of attorneys’ fees and costs to the same extent such an award could have been made to an individual claimant if the Claim had been filed in court. If there is a dispute as to whether the Company or the Participant is the prevailing party, the arbitrator will decide this issue.
(vi)Time Limitation for Commencing Arbitration. The same statute of limitations that would have applied if the Claim was made in a judicial forum will apply to any Claim subject to arbitration.
(vii)Damages and Other Relief. The arbitrator may award the full individual remedies that would be available if the Claim had been filed in court.
(viii)Termination. This Section 9(i) survives the termination of the Agreement. For the avoidance of doubt, this Section 9(i) supersedes all other agreements and drafts, oral or written, between the parties hereto with respect to the subject matter of dispute resolution, including, without limitation, any provisions regarding dispute resolution in previously executed award agreements and arbitration agreements.
(ix)Construction. Except as provided above, if any court of competent jurisdiction or arbitrator finds any part or provision of this Section 9(i) unenforceable,

such a finding will not affect the validity of the remainder of the Agreement, and all other parts and provisions remain in full force and effect.

OPTIMUM COMMUNICATIONS, INC.

By:	/s/Colleen Cone
Name:	Colleen Cone
Title:	EVP, Chief Human Resources Officer

ACCEPTANCE NOTICE

The undersigned hereby acknowledges having read this Agreement, and hereby agrees to be bound by all the provisions set forth in this Agreement and does so voluntarily. The undersigned is giving up the right to have any disputes that are subject to arbitration be decided by a court or jury and to bring or participate in a class action, collective action, or representative action. The undersigned has no entitlement to or rights with respect to the Award, and the Award will not be settled, unless and until the Participant has acknowledged this Agreement and returned such acknowledgement to the Company.
FAILURE TO RETURN A SIGNED ACCEPTANCE NOTICE WITHIN THE ACCEPTANCE PERIOD MAY RESULT IN THE COMPANY CANCELING THE AWARD AND ANY AND ALL RIGHTS THERETO UNDER THIS AGREEMENT.

Participant Name: ________________
Signature: ________________
Date: ________________